U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Astrom                            Hakan
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   (Last)                           (First)             (Middle)

   100 Route 206 North
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                                    (Street)

   Peapack                          New Jersey           07977
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

  Pharmacia Corporation
  PHA
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


   February 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

   Senior Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                     11,377(1)      D
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SDR
1-for-1(2)                           2/23/01        P                1,750       A      SEK 505  1,869          I         By Spouse
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                                                                                                                          By Savings
Common Stock                                                                                     682            I         Plans
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option                                                                         Common
(right to buy)      $31.78                                   3/31/00  1/22/06  Stock     16,434           16,434    D
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Option                                                                         Common
(right to buy)      $32.04                                   3/31/00  2/24/07  Stock     29,750           46,184    D
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Option                                                                         Common
(right to buy)      $33.64                                   3/31/00  2/24/08  Stock     148,750          194,934   D
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Option                                                                         Common
(right to buy)      $45.80                                   3/31/00  1/22/06  Stock     2,890            197,824   D
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Option                                                                         Common
(right to buy)      $45.90                                   3/31/00  2/16/09  Stock     59,500           257,324   D
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Option                                                                         Common
(right to buy)      $41.23                                   3/31/00  2/14/10  Stock     59,500           316,824   D
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Option                                                                         Common
(right to buy)      $54.28                                   4/6/00   1/22/06  Stock     5,356            322,180   D
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Option                                                                         Common
(right to buy)      $51.59                                   (3)      6/1/10   Stock     63,000           385,180   D
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Explanation of Responses:
(1) Includes 2,195 shares held pursuant to a Deferred Compensation Plan and 56 deferred dividend equivalents on Deferred
    Incentive Compensation.
(2) Represents acquisition of Swedish Depository Receipts in respect of Pharmacia common stock.
(3) Options become exercisable for one-third of the shares on the first, second and third anniversary of the grant date.


     /s/ Don Schmitz                                           3/12/01
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      **Signature of Reporting Person                             Date

*  Don Schmitz, attorney-in-fact for Hakan Astrom

*      Executed pursuant to a Power of Attorney
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.